Recapitalization Term Sheet

This Recapitalization Term Sheet (this “Term Sheet”), dated February 9, 2010, between the special committee of Crown’s Board of Directors and H C Crown Corp., represents the non-binding terms of a recapitalization transaction (the “Recapitalization”) in respect of Crown Media Holdings, Inc. (“Crown”).  This Term Sheet is subject to completion of financial, legal, tax and business due diligence, the execution of definitive documentation, and the procurement of all requisite consents and approvals relating to the transactions contemplated by the Recapitalization.  Final documentation of such transactions may contain terms and provisions that are different from, or in addition to, the terms and provisions set forth herein.

In the Recapitalization:

●
$315 million principal amount of the HCC Debt (as defined below) would be restructured into new debt instruments on the terms set forth in Schedule A of this Term Sheet (the “New Debt”), $185 million principal amount of the HCC Debt would be converted into an equal amount of convertible preferred stock of Crown on the terms set forth in Schedule B of this Term Sheet (the “Convertible Preferred Stock”), and the balance of the HCC Debt as of the closing of the Recapitalization (the “Closing Date”) would be converted into shares of common stock of Crown (“Common Stock”), pari passu with the existing Common Stock, at the Conversion Price (as defined below). As a result of the Recapitalization, all of the HCC Debt, except to the extent converted and continued as New Debt, shall be extinguished and discharged.

○
“HCC Debt” shall mean (i) the aggregate principal amount of all indebtedness (including accounts payable and open intercompany accounts) of Crown owed to Hallmark Cards, Incorporated and its other subsidiaries and affiliates (“Hallmark”), (ii) all accrued and unpaid interest thereon through the Closing Date (excluding accrued but unpaid interest on the 2001 Note, the 2005 Note and the 2006 Note) and (iii) any amounts accruing under the Tax Sharing Agreement (as defined below) through December 31, 2009.  For the avoidance of doubt, any interest accrued on the 2001 Note, the 2005 Note and the 2006 Note through the Closing Date will be paid in cash, and any amounts accruing under the Tax Sharing Agreement from and after January 1, 2010 will be paid as provided for in the Tax Sharing Agreement.  For purposes of this Term Sheet, “2001 Note” shall mean the Promissory Note, dated as of December 14, 2001, of Crown in the original principal amount of $75 million payable to Hallmark; “2005 Note” shall mean the Promissory Note, dated as of October 1, 2005, of a wholly-owned subsidiary of Crown in the original principal amount of $132,785,424 payable to Hallmark; and “2006 Note” shall mean the Promissory Note, dated as of March 21, 2006, of Crown in the original principal amount of $70,414,087.87 payable to Hallmark.

○
“Conversion Price” shall mean the rate equal to (x) the quantity of (i) the total HCC Debt as of the Date of Determination, less (ii) $500 million, divided by (y) the Conversion Price Shares.  “Conversion Price Shares” means a notional number of shares of Common Stock which, when combined with the number of shares of Common Stock beneficially owned by Hallmark as of the Date of Determination (for purposes of such calculation (x) including with respect to Hallmark Entertainment Investments Co. ("HEIC") only Hallmark’s pro rata portion of the Common Stock owned by HEIC, and (y) excluding the shares of Common Stock that will be receivable by Hallmark upon conversion of the Convertible Preferred Stock), will equal 90.1% of the sum of (i) all outstanding shares of Common Stock on the Date of Determination prior to the Closing, (ii) the Conversion Price Shares and (iii) all shares potentially issuable upon exercise of all Outstanding Options as of the Date of Determination.

“Date of Determination” shall mean the Closing Date, provided that if the Closing Date occurs on or after March 31, 2010, the “Date of Determination” shall be deemed to be March 31, 2010.

Schedule E to this Term Sheet sets forth a sample calculation of the number  of shares of Common Stock to be issued in the Recapitalization.

●	The terms of the New Debt would include the following:

○	Maturity: December 31, 2013.

○	Tranches:

■	Tranche 1 of $200 million would be cash-pay and would bear interest at the rate of 9.5% per annum through December 31, 2011, increasing to 12% on and after January 1, 2012 through December 31, 2013.

■
Tranche 2 of $115 million would be payable-in-kind (“PIK”) through December 31, 2010 and would become cash-pay for the quarterly period beginning on January 1, 2011 and for all quarterly periods thereafter. The interest rate would be 11.5% through December 31, 2011, increasing to 14% on and after January 1, 2012 and continuing through December 31, 2013.

○
PIK Toggle: Crown would have the option to PIK up to three quarterly cash payments in the aggregate for Tranche 1 and Tranche 2.  For the avoidance of doubt, contractual PIK payments under Tranche 2 shall not reduce the number of optional PIK payments available to Crown, and if Crown opts to PIK both Tranche 1 and Tranche 2 cash payments in a single quarter then that shall count as two of Crown’s three quarterly PIK options.

○	Pre-payment: Pre-payable at any time at par plus accrued interest.

●	The terms of the Convertible Preferred Stock would include the following:

○	Liquidation preference: $1,000 per share plus accrued but unpaid dividends thereon, which as of the Closing Date will equal $185 million and as provided in Schedule B.

○
Dividends: No dividends shall accrue or be payable from the date of issue of the Convertible Preferred Stock through December 31, 2010; cumulative PIK dividends shall accrue from and after January 1, 2011 through December 31, 2011 at the rate of 14%; cumulative PIK dividends shall accrue from and after January 1, 2012 through December 31, 2014 at the rate of 16%; and cumulative cash-pay dividends shall accrue for all periods thereafter at the rate of 16%, in each case payable solely out of lawfully available surplus.  The Convertible Preferred Stock shall participate with the Common Stock as to dividends on an “as converted” basis.  Crown may elect to pay accumulated PIK dividends in cash at any time, subject to lawfully available surplus.

○	Preferred conversion price: Each share of Convertible Preferred Stock is convertible into Common Stock at a rate equal to the Conversion Price, with full-ratchet anti-dilution protection.

●
Tax Sharing Agreement: The existing Federal Income Tax Sharing Agreement between Hallmark and Crown (the “Existing Federal Income Tax Sharing Agreement”) would be amended effective as of January 1, 2010 as set forth in Schedule C of this Term Sheet (the “Amended Federal Income Tax Sharing Agreement” and, together with the Existing Federal Income Tax Sharing Agreement, the “Tax Sharing Agreement”).  The first payment by Crown pursuant to the Tax Sharing Agreement shall occur after the first full quarter following the Closing Date and shall be made in respect of the period commencing from January 1, 2010 through the last day of the first full quarter following the Closing Date.

●	Registration Rights Agreement: Crown and Hallmark would enter into a Registration Rights Agreement as set forth in Schedule D of this Term Sheet.

●
Mergers: Two intermediate holding companies would be merged with and into Crown, and the stockholders of those companies would receive their pro rata direct ownership of Common Stock in connection therewith (the “Mergers”); one of the Mergers would effect an amendment to Crown’s certificate of incorporation to eliminate the dual-class nature of the Common Stock.  Such amendment would include any other provisions that may be necessary or advisable to effect the Recapitalization, including an increase in the authorized number of shares of capital stock of Crown.

●
Revolver:  Crown will use its commercially reasonable efforts to secure a revolving line of credit from a third party lender of up to $30 million (the “Revolver”) until the earlier of (i) a refinancing of the New Debt or (ii) December 31, 2013 (the “Revolver Outside Date”).  Hallmark will agree to guarantee $30 million of the Revolver (a “Revolver Guarantee”) through the Revolver Outside Date and will reasonably cooperate with any prospective provider of a Revolver.  The Revolver Guarantee shall have terms and conditions no less favorable to Crown than those provided under the existing JP Morgan Facility, including guarantee fees equal to 12.5bps on any undrawn portion of the Revolver and 75bps on any drawn portion of the Revolver (it being understood that Hallmark is not guaranteeing that Crown will be able to obtain a Revolver on any particular terms).  The definitive documents will provide that the availability of a Revolver (with a term of not less than one year and on other terms reasonably acceptable to Crown) shall be a condition to closing of the Recapitalization.

●
Waiver Agreement:  The Amended and Restated Waiver and Standby Purchase Agreement, which was entered into on March 10, 2008 and most recently amended in May 2009 (the “Waiver Agreement”), shall be further amended to provide that the waiver thereunder shall terminate automatically on August 31, 2010.  Additionally, Hallmark will use its best efforts to ensure that Crown will have continued access to up to $30 million under the existing JP Morgan Facility while the Waiver Agreement is in effect.  No amounts shall be due and payable for the year ended December 31, 2009 pursuant to Section 7(e) of the Waiver Agreement; provided, that such amounts shall become due and payable on August 31, 2010 if the Closing Date shall not have occurred by such date.

●
Standstill Agreement: Hallmark would enter into a standstill agreement (the “Standstill Agreement”) pursuant to which it would agree that Hallmark will not acquire any additional shares of capital stock of Crown (including pursuant to a short-form merger) through December 31, 2013, except:

○	additional shares of Common Stock resulting from the conversion of the Convertible Preferred Stock;

○
in the event that Crown issues additional shares of capital stock, such additional shares as shall be necessary to ensure that Hallmark continues to hold at least the same percentage of the shares of all classes of Crown capital stock as Hallmark owned immediately prior to such issuance (and Hallmark shall be granted preemptive rights);

○	from the Closing Date through December 31, 2011, with the prior approval of a special committee of Crown’s Board of Directors comprised solely of independent, disinterested directors; and

○
from January 1, 2012 through December 31, 2013, either (i) with the prior approval of a special committee of Crown’s Board of Directors comprised solely of independent, disinterested directors, (ii) pursuant to a tender offer for all of Crown’s shares of Common Stock, which tender offer is subject to a majority-of-a-minority tender condition, or (iii) pursuant to a “Premium Transaction” as described below under “Co-Sale Rights.”

●	Co-Sale Rights: The Standstill Agreement would also provide that:

○	Until December 31, 2013, Hallmark may not sell or transfer its Common Stock to a third party, except:

■	from the Closing Date through December 31, 2013, with the prior approval of a special committee of Crown’s Board of Directors comprised solely of independent, disinterested directors; and

■
after December 31, 2011, (i) in a Premium Transaction or (ii) pursuant to a public offering or block trade in which to the knowledge of Hallmark, no purchaser (together with its affiliates and associates) acquires beneficial ownership of a block of shares of Crown in excess of 5% (in the case of a public offering) or 2% (in the case of any block trade) of the outstanding Common Stock.

A “Premium Transaction” is a transaction involving the sale or transfer by Hallmark of its shares of Common Stock to a third party (by merger or otherwise) in which all stockholders unaffiliated with Hallmark shall be entitled to participate and shall be entitled to receive both (x) consideration equivalent in value to the highest consideration per share of Common Stock received by Hallmark in connection with such transaction, and (y) a premium of $0.50 per share of Common Stock (subject to adjustment for any stock splits, combinations, reclassifications, adjustments, sale of Common Stock by Crown, or sale of Common Stock by Hallmark pursuant to the preceding bullet, or any similar transaction).  For the avoidance of doubt, Hallmark may effectuate a Premium Transaction pursuant to a short-form merger (or other merger) between Crown and Hallmark or the purchaser of its shares, so long as the holders of Common Stock not affiliated with Hallmark receive the consideration provided for in this paragraph in connection with such merger; it being understood that, prior to December 31, 2011, any such Premium Transaction must first be approved by a special committee of Crown’s Board of Directors comprised solely of independent, disinterested directors.

○
from and after January 1, 2014 until the earlier of December 31, 2020 and such time as Hallmark no longer beneficially owns a majority of the Common Stock, Hallmark may not sell or transfer, in one or a series of related transactions, a majority of the outstanding shares of Common Stock to a third party, unless all stockholders unaffiliated with Hallmark shall at Hallmark’s option be entitled to either (i) participate in such transaction on the same terms as Hallmark or (ii) shall receive cash consideration equivalent in value to the highest consideration per share of Common Stock received by Hallmark in connection with such transaction.

●	Termination of Standstill Agreement. The Standstill Agreement will terminate upon a payment default on the New Debt, subject to a 60-day grace/cure period.

●
Listing Requirements:  Crown will use its commercially reasonable efforts to maintain the listing of the Common Stock on NASDAQ through December 31, 2013.  Hallmark will (i) in connection with the Recapitalization (and thereafter at the request of a special committee), vote in favor of a reverse stock split with respect to the Common Stock if the Special Committee of the Crown Board of Directors determines that such reverse stock split is reasonably likely to prevent the delisting of the Common Stock from NASDAQ and (ii) reasonably cooperate with Crown in meeting with representatives of NASDAQ in support of a listing.  Through December 31, 2013, Hallmark will not cause Crown to voluntarily delist from NASDAQ or deregister the shares of Common Stock under the Securities and Exchange Act of 1934, as amended (except in connection with a Premium Transaction).

The parties understand that this Term Sheet does not create any legally binding obligations on the parties hereto, and is subject to the execution of definitive agreements with respect to the Recapitalization, which definitive agreements may contain provisions which are different from the provisions of this Term Sheet, and may contain additional terms and conditions.  This Term Sheet represents the parties’ entire understanding of the non-binding terms of the proposed Recapitalization.  The parties hereto acknowledge that the terms hereof shall not be supplemented by, nor subject to interpretation as a result of, any prior agreement or understanding, whether written and oral, among the parties, or by the delivery of draft documents in connection herewith.  It is anticipated that such definitive agreements will provide that Hallmark and Crown shall have the right to terminate such definitive agreements at any time after June 30, 2010 if the Recapitalization has not been consummated prior to such date (the “Termination Date”); provided, however, that the obligation of Hallmark to amend the Waiver Agreement to provide that the waiver thereunder shall terminate on August 31, 2010 and to use its best efforts to ensure Crown's continued access to the JPMorgan Facility through such date shall survive such Termination Date.  Further, the definitive agreements will provide, as a condition to Hallmark’s obligation to close the Recapitalization, that Hallmark Cards, Incorporated, in its sole discretion (but only after consultation with outside legal counsel), shall not have determined that the status of any pending or threatened litigation or regulatory proceedings involving Crown or its subsidiaries in connection with the Recapitalization is unsatisfactory to Hallmark.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Term Sheet as of the day and year first written above.

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF CROWN MEDIA HOLDINGS, INC.

By:

Name:

Title:

H C CROWN CORP.

By:

Name:

Title:

SCHEDULE A

Restructured Debt Terms (“New Debt”)

Borrower:	Crown
Lender:	Hallmark
Guarantors:	Guarantees from all subsidiaries (subordinate to any Revolver guarantees).
Amount of Facilities:
Senior secured term loan facilities to consist of:
● Tranche 1 Term Loan Facility: $200 million senior secured term loan facility.

● Tranche 2 Term Loan Facility: $115 million senior secured term loan facility

Issue Date:	Closing Date
Maturity Date:	The New Debt shall mature on December 31, 2013.
Amortization:	None.
Security:	All tangible and intangible assets of Crown and the Guarantors (subordinated to the Revolver), including for the avoidance of doubt the NICC Reserve Account (as defined below).
Interest Rate & Payments:
Tranche 1 Term Loan Facility: 9.50% cash interest through December 31, 2011, increasing to 12% cash interest beginning on and after January 1, 2012 and through December 31, 2013.
● Interest payable at the end of each quarter; first payment due at the end of such calendar quarter in which the Closing Date occurs, unless the Closing Date occurs on the last day of a calendar quarter, in which case the first payment would be due at the end of the next calendar quarter.

Tranche 2 Term Loan Facility:  Payable-in-kind (“PIK”) through December 31, 2010; cash-pay beginning on January 1, 2011 and for all quarterly periods thereafter; 11.5% interest beginning as of January 1, 2010 and continuing through December 31, 2011, increasing to 14% interest on and after January 1, 2012 through December 31, 2013.
● Interest payable at the end of each quarter; first cash payment due March 31, 2011.

PIK Toggle: Crown would have the option to PIK up to three quarterly payments in the aggregate for Tranche 1 and Tranche 2.  For the avoidance of doubt, if Crown opts to PIK both Tranche 1 and Tranche 2 cash payments in a single quarter, then that shall count as two of Crown’s three quarterly PIK options.

Optional Pre-payment	Each of Tranche 1 and Tranche 2 is pre-payable at par plus accrued interest, at any time.
Mandatory Repayments & Excess Cash Flow Sweep:
100% of net cash proceeds from asset sales or other dispositions; 100% of net cash proceeds from equity issuances; 100% of net cash proceeds from debt issuances (exclusive of the Revolver); and  75% of Excess Cash Flow, in each case to be applied in the following order (subject to compliance with other loan documents, including the Revolver).
(1) PIK interest, if any, on Tranche 1 Term Loan; (2) principal on Tranche 1 Term Loan; (3) PIK interest on Tranche 2 Term Loan; and (4) principal on Tranche 2 Term Loan.
“Excess Cash Flow” will be calculated at the end of each calendar year for the most recent twelve months and defined as  an amount equal to the greater of zero or the sum of:  (a) the amount of “Cash Flow from Operating Activities”, as shown in Borrower’s Consolidated Statement of Cash Flows reported in its filing on form 10-K for such period, minus; (b) all cash outflows shown in the “Cash Flow from Investing Activities” section of Borrower’s Consolidated Statement of Cash Flows reported in its filing on form 10-K for such period, minus; (c) any principal payments made on capital lease obligations, as shown in the “Cash Flow from Financing Activities” section of Borrower’s Consolidated Statement of Cash Flows reported in its filing on form 10-K for such period, minus; (d) any net reduction to the balance of the Revolver during such period, minus; (e) any voluntary repayment of the Tranche 1 Loan or the Tranche 2 Loan, minus; (f) the aggregate amount of cash transferred during such period to the NICC Reserve Account, minus; (g) any cash dividend on the Convertible Preferred Stock during such period, minus; (h) any cash payments made pursuant to the Tax Sharing Agreement.
• For the calendar year ending December 31, 2010, Excess Cash Flow shall be calculated for the period commencing on the Closing Date and ending on December 31, 2010.

• “NICC Reserve Account” shall be a segregated bank account held by Crown for the sole purpose of paying the NICC Preferred Interest no later than 12/31/2010.  Such account shall not exceed $25 million, including interest.

Negative Covenants:
Negative covenants to include limitations on debt incurrence; dividends; liens; capital expenditures; investments; restricted payments; sale/leaseback transactions; creation of subsidiaries; changes in business conducted; execution or amendment of material agreements; and dispositions of property.

Financial Covenants:
Minimum EBITDA/Cash Interest Coverage Ratio of 2.0:1.0.
● “EBITDA/Cash Interest Coverage Ratio” defined as the ratio of (a) EBITDA, for the four consecutive fiscal quarters immediately prior to such fiscal quarter end; to (b) Tranche 1 and Tranche 2 interest expense (excluding PIK interest) for the four consecutive fiscal quarters immediately prior to such fiscal quarter end.

● “EBITDA” will be calculated for the four consecutive fiscal quarters immediately prior to such fiscal quarter end and defined as: (x) Consolidated Net Income PLUS (y) to the extent Consolidated Net Income was reduced by such items: (i) provision for income taxes during such period; (ii) interest expense deducted in computing Consolidated Net Income; (iii) total depreciation expense and total amortization expense (other than amortization of capitalized film costs); (iv) any extraordinary, unusual or non-recurring expenses or losses, whether or not includable as a separate item in the statement of such Consolidated Net Income for such period (including, but not limited to losses on sales of assets outside of the ordinary course of business, impairment of assets, restructuring charges, transactions costs required for deal and write-offs of deferred costs for such period); (v) any other non-cash charges (other than write-offs or write-downs during such period of inventory, accounts receivable or any other current assets or liabilities in the ordinary course of business); MINUS (z) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on sale of assets outside of the ordinary course of business) for such period; any other non-cash income items increasing Consolidated Net Income for such period, all as determined for such period in conformity with GAAP.

● Covenant tested at the end of each quarter, beginning with the first full quarter ending after Closing Date.

● For EBITDA/Cash Interest Coverage Ratio test prior to the first date on which Tranche 1 Interest has been payable for the prior four quarters, Tranche 1 Interest expense assumed to be pro forma for four quarters.

Other:
Delivery of financial statements and compliance certificate no later than 45 days after the end of each fiscal quarter and 90 days after the fiscal year end.
● If Crown is in violation of EBITDA/Cash Interest Coverage Ratio covenant at the end of a fiscal quarter, Crown must give notice to Hallmark concurrent with the delivery of the compliance certificate.

● Provisions of Tranche 1 and Tranche 2 Term Loans must be in compliance with other loan documents (including the Revolver); failure to comply with terms of other loan documents will cause a cross default.

● Default interest rate: 2.0% in excess of the applicable rate.

● Upon change of control arising from a Premium Transaction or a transaction approved by a special committee of Crown's Board of Directors comprised solely of independent, disinterested directors, principal and accrued interest on Tranche 1 and Tranche 2 Term Loans shall become due and payable at par.

SCHEDULE B

Terms of Convertible Preferred Stock

Issuer:	Crown
Holder:	Hallmark
Number of Shares:	$185 million divided by $1,000.
Issue Date:	Closing Date
Liquidation Preference:
In the event of any liquidation or winding up of Crown, the holders of the Preferred Stock will be entitled to receive, in preference to the holders of the Common Stock, an amount equal to the greater of (x) $1,000 per share plus accrued but unpaid dividends thereon, or (y) that amount that would be received by such holders on an “as converted” basis. A consolidation, merger, reorganization or other form of acquisition of Crown or a sale of all or substantially all of its assets will be deemed to be a liquidation or winding up for purposes of the liquidation preference.

Dividends:
No dividends shall accrue or be payable from the Issue Date through December 31, 2010; cumulative PIK dividends shall accrue from January 1, 2011 through December 31, 2011 at the rate of 14%; cumulative PIK dividends shall accrue from January 1, 2012 through December 31, 2014 at the rate of 16%; and cumulative cash-pay dividends shall accrue for all periods thereafter at the rate of 16%, payable as, when and if declared solely out of lawfully available surplus.
The Convertible Preferred Stock shall participate with the Common Stock as to dividends on an “as converted” basis.
Crown may elect to pay accumulated PIK dividends in cash at any time, subject to lawfully available surplus.

Optional Conversion:
Each share of Preferred Stock becomes and remains convertible at the earlier of December 31, 2013, or upon a refinancing of all or substantially all of the New Debt (a “Refinancing”) at the option of the holder into a share of Common Stock at the rate equal to the Liquidation Preference divided by the Preferred Conversion Price. The “Preferred Conversion Price” will be equal to the Conversion Price, subject to adjustments for stock splits, combinations, dividends, recapitalizations and the like and other adjustments as provided below under “Anti-Dilution Protection.”

Anti-Dilution Protection:
The Preferred Conversion Price will be subject to adjustment to reflect dilution in the event that Crown issues additional shares (other than approved employee options) at a purchase price less than the prevailing Preferred Conversion Price.  The Preferred Conversion Price will be subject to adjustment on a full-ratchet basis.

Mandatory Redemption:	Crown must redeem, to the extent of lawfully available funds, with Excess Refinancing Proceeds (to be defined).
Optional Redemption:
By Crown at any time, upon 10-days’ written notice, at the Liquidation Preference.  From the date of a redemption notice until the effectiveness of the redemption, the holder of Preferred Stock shall be entitled to convert all or any portion of its shares of Preferred Stock into Common Stock.

Voting Rights:	The Preferred Stock will vote together with the Common Stock as a single class, with the Preferred Stock voting on an “as converted” basis.
Negative Covenants:
The consent of holders of more than 50% of the Preferred Stock, voting as a separate class, will be required to approve:
● Any offer, sale, or issuance of any debt or equity securities pari passu or senior in right of liquidation to the Preferred Stock.

● Repurchase or redemption of equity securities (other than from an employee following termination), or declaration or payment of any dividend on Crown’s common stock (other than the redemption of the Preferred Stock).

● Any sale, merger, recapitalization, reorganization, liquidation or dissolution of Crown.

● Any significant acquisitions.

● Any action that adversely alters or changes the rights, preferences or privileges of the Preferred Stock.

● The issuance of any additional shares of Common Stock (other than pursuant to options outstanding on the Closing Date) or options or rights to acquire Common Stock.

Transferability:	Preferred Stock will be freely transferable subject only to those restrictions imposed by applicable securities laws.

SCHEDULE C

Terms of Amended Federal Income Tax Sharing Agreement
Parties:	Hallmark and Crown
Current Agreement:
The Federal Income Tax Sharing Agreement (the     “Agreement”) effective March 11, 2003 shall remain in effect, subject to the following amendments described herein, which shall be effective as of January 1, 2010.

Eliminate Amendment No. 1:
Amendment No. 1 dated August 5, 2003, shall be eliminated. Therefore, Crown shall be allowed to deduct both cash-pay and PIK interest due to Hallmark in calculating tax-sharing payments on a prospective basis.

Conversion of HCC Debt Not a Payment of Interest:	The conversion of the HCC Debt into new debt or convertible preferred stock shall not be deemed the payment of interest expense in cash to Hallmark pursuant Amendment No. 1 dated August 5, 2003.
Allocation and Payment of Crown Tax Benefit or Liability:
Sections 1(b) and 2(a)(ii) of the Agreement shall be amended such that Hallmark shall not pay a Crown Tax Benefit (as defined in the Agreement) in cash.  Any Crown Tax Benefit may be carried forward to offset a future Crown Tax Liability (as defined in the Agreement) pursuant to Section 1(a), thus reducing the payment of the Crown Tax Liability in Section 2(a)(i).

Cancellation of Indebtedness Income:	The Agreement will be amended to exclude the tax attributable to the cancellation of indebtedness income in calculating tax sharing payments.
Inclusion of Tax in HCC Debt:
Any amounts related to taxes owed to Hallmark prior to December 31, 2009 will be included in the HCC Debt, which shall be converted into Common Stock (and not paid in cash).  Any amounts accruing under the Tax Sharing Agreement from and after January 1, 2010 will be paid as provided for in the Tax Sharing Agreement.

SCHEDULE D

Terms of Registration Rights Agreement
Parties:	Hallmark and Crown
Registrable Securities:
The shares of Common Stock (i) issued to the former holders of Hallmark Entertainment Investments Co. (“HEIC”) in connection with the Merger of HEIC with and into Crown and (ii) issuable to Hallmark upon the conversion of the HCC Debt and upon conversion of the Convertible Preferred Stock.

Registration Rights:
Three demand registration rights exercisable by the holders of a majority of the Registrable Securities, three resale shelf demand rights exercisable by the holders of a majority of the Registrable Securities, and unlimited piggyback rights.

Terms and Conditions:	Customary for an agreement of this type, including that expense for these registrations shall be borne by Crown.

SCHEDULE E
Sample Calculation
This sample calculation is being provided solely for purposes of illustrating the formula through which the number of shares of Common Stock to be issued in the Recapitalization would be calculated.  The figures set forth herein are being used for illustrative purposes only and do not represent the parties’ views as to the final figures.  The final figures used to determine the number of shares of Common Stock to be issued in the Recapitalization are subject to the assumptions contained herein, as well as to further due diligence, and, accordingly, may be different from the sample figures set forth herein.

Assumptions:

Closing Date:  April 30, 2010

HCC DebtDetermination is the HCC Debt as of the Determination Date: $1,142,468,389.

HCC DebtClosing is the HCC Debt as of the Closing Date:  $1,149,011,446.

Step One:  Calculate the Conversion Price Shares:

Conversion Price Shares + HCC SharesDetermination= 90.1% (Shares OutstandingDetermination + Conversion Price Shares + Option SharesDetermination)

Where:

HCC SharesDetermination are the shares owned directly or indirectly by Hallmark Cards, Incorporated, H C Crown Corp., and Hallmark Entertainment Holdings, Inc. on the Date of Determination calculated pursuant to the definition of Conversion Price Shares = 69,997,656.

Shares OutstandingDetermination are the shares outstanding on the Date of Determination prior to the Closing = 104,788,076.

Option SharesDetermination = shares issuable upon exercise of all Outstanding Options on the Date of Determination = 85,813.

Solving that formula yields Conversion Price Shares of 247,411,294.

Step Two:  Calculate the Conversion Price = (HCC DebtDetermination – 500,000,000)/Conversion Price Shares

Solving the formula yields a Conversion Price of $2.5968.

Step Three:  Calculate the number of shares of Common Stock to be issued in the Recapitalization

= (HCC DebtClosing -500,000,000)/Conversion Price

Solving the formula yields 249,927,390 shares of Common Stock to be issued in the Recapitalization.